UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2013

KBS LEGACY PARTNERS APARTMENT REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-54673	27-0668930
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Legacy Grand at Concord
On October 18, 2013, the Company, through an indirect wholly owned subsidiary (the “Buyer”), entered into a purchase and sale agreement to purchase an apartment complex containing 240 apartment units located on approximately 18.4 acres of land in Concord, North Carolina (“Legacy Grand at Concord”).  On September 20, 2013, the Company’s sub-advisor entered into a purchase and sale agreement with The Grand in Kannapolis, LLC (the “Seller”) to purchase Legacy Grand at Concord. The Seller is not affiliated with the Company or its advisors. On October 18, 2013, the Company’s sub-advisor assigned this purchase and sale agreement to the Buyer for $250,000, which is the amount of the first deposit under the purchase and sale agreement. Subsequent to the assignment, the Company made an additional deposit of $500,000. Pursuant to the purchase and sale agreement, the Company would be obligated to purchase Legacy Grand at Concord only after satisfaction of agreed upon closing conditions. There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition without legal excuse, it may forfeit up to $750,000 of earnest money.
The purchase price of Legacy Grand at Concord is approximately $28.0 million plus closing costs. The Company intends to fund the purchase of Legacy Grand at Concord through the assumption of an existing mortgage loan from an unaffiliated lender and proceeds from its public offerings.
Legacy Grand at Concord is located in Concord, North Carolina and consists of 240 apartment units, encompassing 283,783 rentable square feet. Legacy Grand at Concord was constructed in 2010 and is 98% occupied as of September 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS LEGACY PARTNERS APARTMENT REIT, INC.

Dated: October 22, 2013	BY:	/s/ DAVID E. SNYDER
David E. Snyder
Chief Financial Officer, Treasurer and Secretary